EXHIBIT 4.10


                              AMENDMENT NO. 3
                                   TO THE
                                ASHLAND INC.
                           EMPLOYEE SAVINGS PLAN
                   As Restated Effective January 1, 2003
==============================================================================

         WHEREAS, Ashland Inc. established the Ashland Inc. Employee Savings Plan (known as the Ashland Inc. Employee Thrift Plan before October
1, 1995) originally effective June 1, 1964 for the benefit of employees eligible to participate therein;
         WHEREAS, the aforesaid Plan was amended from time to time and, as so amended, was completely amended and restated effective October 1, 1976 to comply with the provisions of the Employee Retirement Income Security Act of 1974;
         WHEREAS, the aforesaid amended and restated Plan was further amended from time to time and was completely amended and restated effective on October 1, 1980, on October 1, 1983, on October 1, 1985, on October 1, 1989, on October 1, 1995 on January 1, 1997 and on January 1, 2003;
         WHEREAS, Article 20 of the aforesaid amended and restated Plan, reserves to Ashland Inc. the right to further amend the Plan; and
         WHEREAS, Ashland Inc. desires to make further amendments to the Plan; NOW, THEREFORE, Ashland Inc. does hereby further amend the Ashland
Inc. Employee Savings Plan, effective February 1, 2004, in accordance with the following terms and conditions:

1. Effective February 1, 2004, as a clarification to the existing authority already held by the Sponsoring Company and the Trustee to limit the frequency of trades, Section 8.4 of the Plan is amended to read as follows:

         8.4 Transfer Between Investment Funds. A Member may elect to transfer all or a portion of his Account and Tax Deferred Account from one investment fund option available under the trust agreement to or among any other investment fund options available under the trust agreement by following administrative procedures prescribed by the Sponsoring Company and the Trustee (acting either in tandem or alone), from time to time. Those administrative procedures may include but are not limited to the following:
(a) Requirements regarding the minimum amount a Member may direct to be transferred from one investment fund to another;
(b) Requirements limiting the frequency with which a Member may exchange amounts between and among the investment fund options under the trust agreement; and
(c) Other requirements that may be necessary or convenient to administer the provisions of this Section 8.4.
Investment changes under this Section 8.4 are generally effective not later than the end of the next day following the day on which such investment transfer is recorded on the records of the Trustee and on which the New York Stock Exchange is open.


         IN  WITNESS  WHEREOF,  the  Sponsoring  Company  has  caused  this
Amendment  No.  3 to  the  Plan  to  be  executed  this  17th   day  of
March, 2004.


ATTEST:                                 ASHLAND INC.


  /s/ Richard Thomas                    By:    /s/ Susan B. Esler
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          Secretary                     Title: Vice President,
                                               Human Resources